Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 30, 2005
News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)
Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. FISCAL YEAR 2005 EARNINGS PER SHARE RISE SEVEN
PERCENT OVER FISCAL YEAR 2004 LEVEL;
Record Non-Utility Results Drive Fourth Quarter And
Fiscal Year 2005 Improvement
     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company (Washington Gas or the regulated utility) and other energy-related subsidiaries, today reported net income of $103.5 million, or $2.11 per share, for the fiscal year ended September 30, 2005, a $6.9 million, or $0.13 per share, increase over net income of $96.6 million, or $1.98 per share, reported for fiscal year 2004. For the fourth quarter of fiscal year 2005, the Company reported a seasonal net loss of $11.4 million, or $0.23 per share, a $6.6 million, or $0.14 per share, improvement over the net loss of $18.0 million, or $0.37 per share, reported for the same quarter of fiscal year 2004. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of the Company’s utility operations and the corresponding reduced demand for natural gas during this period. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
     Commenting on operating results for fiscal year 2005, WGL Holdings’ Chairman and Chief Executive Officer James H. DeGraffenreidt, Jr. said, “Our strong results for the year are a good indicator of the success of our long-term growth strategy.” DeGraffenreidt added, “Record earnings from our energy marketing business, improved results from our commercial heating, ventilating and air conditioning business, and continued

customer growth at our regulated utility were the key contributors to this year’s excellent earnings.”
Results from Normal Operations
     The Company reviews its financial results from normal operations (based on normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial objectives. Excluding the effects of colder-than-normal weather and unique transactions described below, the Company’s consolidated earnings from normal operations for fiscal year 2005 were $1.99 per share, a $0.26 per share increase over earnings from normal operations of $1.73 per share for the prior fiscal year. This 15 percent improvement is well in excess of the Company’s long-term financial objective to generate earnings growth of five percent per year on average.
     The increase in consolidated earnings from normal operations for the current fiscal year reflects significantly improved results from the Company’s major non-utility operations, partially offset by lower earnings from normal operations by the Company’s regulated utility segment. The lower earnings from the regulated utility segment primarily reflect higher operation and maintenance expenses and general taxes, partially offset by the favorable effect of changes in rates charged to customers, customer growth, lower interest expense and reduced income tax expense.
     Excluding the effects of unique transactions described below, the Company’s consolidated net loss from normal operations for the fourth quarter of fiscal year 2005 was $0.25 per share, an improvement of $0.09 per share over the net loss from normal operations of $0.34 per share reported for the same quarter of fiscal year 2004. Results from normal operations for the current quarter, when compared to the same quarter of the prior fiscal year, primarily reflect significantly improved operating results from the Company’s major non-utility operations, partially offset by increased utility operating expenses, including operation and maintenance expenses and depreciation and amortization expense.
     As discussed above, earnings from normal operations exclude the impact of variations from normal weather. The Company’s regulated operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Deviations in weather patterns from normal levels in the fourth quarter of fiscal years 2005 and 2004 did not have any effect on operating results for these periods; accordingly, results from normal operations for both the current and prior year’s fourth quarter do not exclude any effects of weather. For the fiscal year ended September 30, 2005, weather, when measured by heating degree days, was 5.9 percent colder than normal, enhancing net income in relation to normal weather by an estimated $5 million, or $0.10 per share. For fiscal year ended September 30, 2004, weather was 6.1 percent colder than normal, and contributed $10 million, or $0.20 per share, to net income for that fiscal year. The difference in the relative contribution to earnings of the colder-than-normal weather for fiscal years 2005 and 2004 is discussed later.
     Results from normal operations also exclude the impact of unique transactions related to the Company’s utility and non-utility segments. The Company’s results from normal operations for both the quarter and fiscal year ended September 30, 2005 exclude the effects of the following transactions recorded in the fourth quarter of fiscal year 2005: (i) a favorable tax adjustment related to the regulated utility segment of $2.5 million, or $0.05 per share and (ii) a charge of $1.6 million, or $0.03 per share, that resulted principally from the resolution of a legal contingency related to the Company’s investment in its commercial heating, ventilating and air conditioning (HVAC) business.
     Earnings from normal operations for the fiscal year ended September 30, 2004 exclude the effects of the following transactions recorded during that fiscal year: (i) an after-tax gain of $5.8 million, or $0.12 per share, realized from the sale of two buildings by a third party in a commercial real estate project in which the Company held a carried interest, (ii) additional depreciation expense unrelated to fiscal year 2004 of $3.5 million (pre-tax), or $0.04 per share, that was recorded in connection with a Virginia rate order and (iii) a charge of $1.5 million, or $0.03 per share, that was recorded in the 2004 fourth quarter for the impairment of goodwill related to the Company’s investment in the HVAC segment.
     Reconciliations of the Company’s and regulated utility segment’s earnings (loss) per share reported in accordance with GAAP to earnings (loss) per share from normal operations are attached to this press release.
Fiscal Year Ended September 30, 2005
     Regulated Utility Operations
     The operating results of the Company’s regulated utility segment are the primary influence on consolidated operating results. The regulated utility segment reported net income of $87.5 million, or $1.79 per share, for fiscal year 2005, as compared to net income of $89.0 million, or $1.82 per share, for the prior fiscal year. This comparison reflects a decrease in total natural gas deliveries to firm customers of 28.7 million therms, or 2.2 percent, to 1.282 billion therms delivered during the current fiscal year. Although natural gas deliveries fell by 2.2 percent, heating degree days were unchanged for fiscal year 2005 when compared to the prior fiscal year.
     The decrease in natural gas deliveries to firm customers is due, in part, to warmer weather experienced primarily during the 2005 second quarter, the most significant period of the Company’s winter heating season. However, during other periods within the current fiscal year, the Company experienced lower than expected natural gas deliveries because the increase in heating degree days did not correlate highly with the change in the volume of gas delivered during those periods. While weather conditions generally have a direct influence on the volume of natural gas delivered by the regulated utility, customer heating usage may not correlate highly with recorded heating degree days during those months when the weather patterns experienced are not consistently cold or warm. This may occur in quarters ending December 31 (particularly in the months of October and November) and in quarters ending June 30 (particularly in the months of April and May).
     Favorably affecting earnings for the regulated utility segment for the fiscal year ended September 30, 2005 was the addition of more than 22,000 active customer meters, an increase of 2.2 percent, from the end of the prior fiscal year. The current fiscal year also reflects the favorable effect of changes in rates charged to customers that were implemented in Maryland on November 6, 2003 and in the District of Columbia on November 24, 2003, as well as $2.1 million, or $0.03 per share, of increased revenues associated with the recovery from customers of carrying costs on a higher balance of storage gas inventory that was primarily a result of higher natural gas prices.
     Earnings for fiscal year 2005 also reflect a $10.6 million (pre-tax), or $0.14 per share, increase in operation and maintenance expenses. The 4.7 percent increase in these expenses primarily reflects: (i) $6.9 million of higher employee benefits expenses principally related to post-retirement benefit costs; (ii) $2.1 million of higher expenses associated with performing the initial assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act; (iii) $2.2 million of higher expenses for uncollectible accounts primarily due to higher natural gas prices; and (iv) $1.9 million of higher labor-related expenses which, in part, reflect increased overtime incurred primarily in connection with the Company-wide response to issues that arose in a portion of the Company’s distribution system in Prince George’s County, Maryland, such as special leak surveys, emergency response site visits and repairs, partially mitigated by the effect of 2.7 percent fewer employees and reduced employee severance costs. Partially offsetting the increase in these expenses was the inclusion in fiscal year 2004 of a $2.4 million accrual for unusual operational expenses that was not incurred in the current year.
     Depreciation and amortization expense for the current fiscal year declined by $1.7 million (pre-tax), or $0.02 per share. This decline was attributable, in part, to a reversal in the current fiscal year of $1.0 million of depreciation expense that was previously estimated and recorded in the fourth quarter of fiscal year 2004 in connection with a Virginia rate order. The lower expense is also due to the inclusion in fiscal year 2004 of depreciation expense of $3.5 million (pre-tax), or $0.04 per share, unrelated to fiscal year 2004, that was recorded pursuant to a Virginia rate order. The year-over-year reduction in this expense was partially mitigated by depreciation and amortization related to an increased investment in property, plant and equipment.
     The regulated utility segment also benefited during the current fiscal year from reduced income tax expense due to a combination of lower pre-tax income and a lower effective income tax rate. The lower effective income tax rate is primarily attributable to a favorable tax adjustment totaling $2.5 million, or $0.05 per share, recorded in the 2005 fourth quarter by the regulated utility segment, coupled with increased non-taxable benefits in fiscal year 2005 associated with a Medicare prescription drug subsidy. This segment also incurred $3.9 million (pre-tax), or $0.05 per share, of increased general taxes, partially offset by $1.5 million (pre-tax), or $0.02 per share, of lower interest expense.
     Non-Utility Operations
     The Company’s non-utility operations reported net income of $16.0 million, or $0.32 per share, for the fiscal year ended September 30, 2005, an increase of $8.3 million, or $0.16 per share, over the prior fiscal year. The current fiscal year reflects $0.28 per share of increased earnings from the retail energy-marketing segment, coupled with a $0.03 per share improvement in operating results from the commercial HVAC segment. Operating results for the prior fiscal year included a $5.8 million, or $0.12 per share, after-tax gain related to the sale of a carried interest in a commercial real estate project.
     The retail energy-marketing segment reported record net income of $22.3 million, or $0.45 per share, for the fiscal year ended September 30, 2005, a significant increase over net income of $8.3 million, or $0.17 per share, reported for the prior fiscal year. The $14.0 million, or $0.28 per share, significant year-over-year improvement was attributable, in part, to $2.0 million (after-tax), or $0.04 per share, of reduced expenses related to the termination of two natural gas supply contracts, and $1.2 million (after-tax), or $0.02 per share, of accrued net revenue adjustments applicable to prior years. The remainder of the year-over-year improvement in earnings for this segment was attributable to higher gross margins from the sale of natural gas and reduced expenses associated with uncollectible accounts, partially offset by lower gross margins from electric sales as the drop in sales volumes more than offset the increase in the margin per kilowatt hour sold.
     During fiscal year 2005, the energy-marketing segment benefited from reduced expenses in the fourth quarter of $2.0 million (after-tax), or $0.04 per share, related to the termination of contracts with two suppliers for the forward purchase of natural gas. These fixed-price contracts were terminated due to the natural gas suppliers’ expected inability to fulfill contractual obligations in the first quarter of fiscal year 2006 to the energy-marketing business due to the natural gas supply shortage in the Gulf of Mexico region. In consideration of the contract termination, the suppliers agreed to pay a fee to the energy-marketing business representing the difference between the fixed price and volume of gas under contract and the then market price for forward delivery of the same volume of gas that was purchased by the energy-marketing business to replace the contractual shortfall. This fee was recorded as a reduction to cost of gas in the fourth quarter for the energy-marketing segment, and the higher cost of the replacement gas will be recorded in 2006 when delivered.
     As described more fully in the discussion on operating results for the quarter ended September 30, 2005, the current fiscal year also reflects accrued net revenue adjustments, recorded in the fourth quarter of fiscal year 2005, but applicable to fiscal years 2003 and 2004, that improved this segment’s annual net income by $1.2 million (after-tax), or $0.02 per share.
     Higher gross margins from the sale of natural gas, after taking into consideration the termination fee and net revenue adjustments discussed above, reflect significant growth in gross margins per therm that were slightly offset by a decline of less than one percent in natural gas sales volumes. The increased gross margins reflect the use of greater volumes of lower cost storage inventory compared to the prior fiscal year, utilizing multiple supply options combined with differing weather patterns during the winter to enhance margins from customers, and the realization of increased mark-to-market gains associated with certain contracts used to hedge risks that occur due to the volatility in the price of natural gas. The increase in these mark-to-market gains improved net income for the 2005 fiscal year by $1.8 million (after-tax), or $0.04 per share, and were realized principally in the 2005 fourth quarter as a result of a sharp rise in natural gas prices during this period caused by the adverse effects of the recent hurricane season that resulted in a shortage of natural gas supply deliveries from the Gulf of Mexico region.
     The earnings improvement for the retail energy-marketing segment also reflects a benefit of $2.1 million (after-tax), or $0.04 per share, in the current fiscal year for reduced expenses associated with uncollectible accounts due to enhanced recoveries of these accounts.
     The Company’s commercial heating, ventilating and air conditioning (HVAC) segment reported a net loss of $3.9 million, or $0.08 per share, for the fiscal year ended September 30, 2005, an improvement over last year’s reported net loss of $5.4 million, or $0.11 per share. The $0.03 per share improvement primarily reflects higher operating margins that were driven by increased sales and lower selling, general and administrative expenses during fiscal year 2005. Also included in operating results for fiscal year 2005 was a charge of $1.6 million, or $0.03 per share, recorded in the current quarter that resulted principally from the resolution of a legal contingency related to the Company’s investment in the HVAC business. The resolution of this legal contingency includes a payment of $1.0 million that increases the purchase price of an HVAC subsidiary. This amount was recorded in the fourth quarter of fiscal year 2005 as goodwill and immediately impaired. The prior fiscal year included a charge of $1.5 million, or $0.03 per share, for the impairment of goodwill related to this business.
Quarter Ended September 30, 2005
     Adjustments Recorded in the Fourth Quarter of Fiscal Year 2005
     In the fourth quarter of fiscal year 2005, the Company recognized the effect of adjustments attributable to prior quarters of the current fiscal year and prior fiscal years of $1.6 million (after tax), or $0.03 per share, of which $600,000 related to prior fiscal years. This amount includes an increase of $2.7 million (after-tax), or $0.05 per share, for adjustments related to the Company’s retail energy-marketing segment. This increase was partially offset by other adjustments principally related to the regulated utility segment which reduced consolidated net income by $1.1 million (after-tax), or $0.02 per share. The Company recognized the effect of the adjustments related to both the retail energy-marketing and regulated utility segments in the fourth quarter of fiscal year 2005, as the effect of these adjustments, both individually and in the aggregate, were not material to annual fiscal years 2005, 2004 and 2003 and to prior interim periods.

     Regulated Utility Operations
     For the quarter ended September 30, 2005, the regulated utility segment reported a seasonal net loss of $15.9 million, or $0.33 per share, an improvement of $950,000, or $0.02 per share, over the net loss of $16.8 million, or $0.35 per share, reported for the same quarter in fiscal year 2004. Operating results for the current quarter were favorably affected by a 2.2 percent increase in active customer meters from the end of the fourth quarter of the prior fiscal year. Also contributing to the favorable comparison in operating results between the fourth quarters of the current fiscal year 2005 and prior fiscal year 2004 was the inclusion in the fourth quarter of fiscal year 2004 of a reduction of revenues which lowered net income in the 2004 fourth quarter by $0.03 per share. This reduction related to reversing revenues recorded in the second and third quarters of fiscal year 2004 pursuant to an anticipated Virginia rate increase that went into effect on February 26, 2004, subject to refund. Since the Company subsequently settled the rate request without an increase in its base rates, the revenues recorded through the end of the third quarter of fiscal year 2004 were reversed in the fourth quarter of fiscal year 2004.
     Fourth quarter 2005 operating results for the regulated utility segment also reflect a $6.5 million (pre-tax), or $0.08 per share, increase in operation and maintenance expenses when compared to the same fourth quarter last year. The increased expenses primarily reflect: (i) $1.8 million of increased employee benefits expenses principally related to post-retirement benefit costs; (ii) $1.6 million of higher expenses for uncollectible accounts; (iii) $1.3 million of greater expenses associated with performing the initial assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act; and (iv) $1.0 million of higher labor-related expenses.
     The regulated utility segment also incurred higher depreciation and amortization expense of $1.2 million (pre-tax), or $0.02 per share, and higher general taxes of $958,000, or $0.01 per share. This was more than offset by reduced income tax expense in the current fourth quarter due to a combination of lower pre-tax income and a lower effective income tax rate that reflects a favorable tax adjustment totaling $2.5 million, or $0.05 per share, recorded in the 2005 fourth quarter by the regulated utility segment, coupled with increased non-taxable benefits in the current quarter associated with the Medicare subsidy.
     Non-Utility Operations
     The Company’s non-utility operations reported net income of $4.5 million, or $0.10 per share, for the quarter ended September 30, 2005, as compared to a net loss of $1.2 million, or $0.02 per share, for the same quarter of the prior fiscal year. The $5.7 million, or $0.12 per share, of improved operating results principally were attributable to $0.12 per share of increased earnings from the Company’s retail energy-marketing segment, and a $0.01 per share improvement from the commercial HVAC segment.
     The retail energy-marketing segment reported net income of $8.4 million, or $0.17 per share, for the fourth quarter of fiscal year 2005, a $6.1 million, or $0.12 per share, increase over net income of $2.2 million, or $0.05 per share, reported for the same quarter of the prior fiscal year. The year-over-year improvement in earnings for this segment reflects higher gross margins from the sale of natural gas, partially offset by reduced gross margins from the sale of electricity. Gross margins per therm of natural gas sold rose significantly, and natural gas sales volumes grew by five percent. The higher gross margins from gas sales is attributable, in part, to the realization of increased mark-to-market gains associated with certain contracts used to hedge supply risks, improving net income for the 2005 fourth quarter by $2.8 million (after tax), or $0.06 per share. Net income for the current fourth quarter also reflects reduced expenses of $2.0 million (after tax), or $0.04 per share, related to the termination of contracts with suppliers for the forward purchase of natural gas. As discussed previously, the 2005 fourth quarter also reflects accrued net revenue adjustments that related to periods prior to the current quarter, which improved this segment’s net income by $2.7 million (after-tax), or $0.05 per share.
     The Company’s commercial HVAC segment reported a net loss of $2.6 million, or $0.05 per share, for the fourth quarter of fiscal year 2005, an improvement of $457,000, or $0.01 per share, over the net loss of $3.1 million, or $0.06 per share, reported for this segment for the same quarter of the prior fiscal year. Operating results for this segment primarily reflect improved operating margins during the current quarter. Operating results for the 2005 fourth quarter also include a charge of $1.6 million, or $0.03 per share, that resulted principally from the resolution of a legal contingency related to the Company’s investment in the HVAC business as previously discussed. The same quarter of the prior fiscal year included a charge of $1.5 million, or $0.03 per share, for the impairment of goodwill related to this business.
Other Information
     The Company will hold a conference with the financial community beginning at 8:30 a.m. on December 5, 2005 to discuss its fiscal year 2005 financial results and the Company’s strategy and outlook for fiscal year 2006. A live webcast of the conference presentations will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live webcast, click on the “Live Webcast” link located on the home page of the referenced site. The webcast will be archived for replay on the WGL Holdings Web site through January 31, 2006.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.
     Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “may,” “would” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.
     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred in connection with constructing, operating and maintaining the Company’s natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of the gas used to supply customers as a result of the introduction of Cove Point gas into the Company’s natural gas distribution system; variations in weather conditions from normal levels; the ability of natural gas producers, pipeline gatherers and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of the regulated utility’s natural gas distribution system as a result of factors beyond the control of the Company or its subsidiaries; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.
     Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings (loss) per share reported in accordance with GAAP to earnings (loss) per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended September 30, 2005 and 2004
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2005	2004	2005	2004

UTILITY OPERATIONS
Operating Revenues	$137,584	$123,150	$1,379,390	$1,267,948
Less: Cost of gas	60,152	49,393	772,898	668,968
Revenue taxes	7,366	7,426	58,170	50,079

Utility Net Revenues	70,066	66,331	548,322	548,901

Other Operating Expenses
Operation and maintenance	59,764	53,275	237,332	226,751
Depreciation and amortization	23,582	22,388	89,859	91,510
General taxes	8,835	7,877	40,478	36,544
Income tax expense (benefit)	(15,601)	(10,913)	49,182	58,463

Utility Other Operating Expenses	76,580	72,627	416,851	413,268

Utility Operating Income (Loss)	(6,514)	(6,296)	131,471	135,633

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	138,227	152,093	773,046	789,859
Heating, ventilating and air conditioning (HVAC)	7,884	9,626	32,441	30,123
Other non-utility activities	426	341	1,425	1,673

Non-Utility Operating Revenues	146,537	162,060	806,912	821,655

Other Operating Expenses
Operating expenses	135,482	162,754	775,713	817,672
Income tax expense	5,637	261	13,460	2,175

Non-Utility Operating Expenses	141,119	163,015	789,173	819,847

Non-Utility Operating Income (Loss)	5,418	(955)	17,739	1,808

TOTAL OPERATING INCOME (LOSS)	(1,096)	(7,251)	149,210	137,441
Other Income (Expenses) — Net
Income (expenses) — net	1,331	745	(1,970)	4,925
Income tax (expense) benefit	(292)	(933)	1,024	(264)

Other Income (Expenses) — Net	1,039	(188)	(946)	4,661

INCOME (LOSS) BEFORE INTEREST EXPENSE	(57)	(7,439)	148,264	142,102
Interest expense	11,005	10,241	43,451	44,145
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (LOSS) (APPLICABLE TO COMMON STOCK)	$(11,392)	$(18,010)	$103,493	$96,637

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,700	48,649	48,688	48,640
Diluted	48,700	48,649	49,008	48,847

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.23)	$(0.37)	$2.13	$1.99
Diluted	$(0.23)	$(0.37)	$2.11	$1.98

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(15,898)	$(16,848)	$87,492	$88,951

Non-utility operations:
Retail energy-marketing	8,365	2,221	22,294	8,280
Commercial HVAC	(2,605)	(3,062)	(3,893)	(5,396)

Total major non-utility	5,760	(841)	18,401	2,884
Other, principally non-utility activities	(1,254)	(321)	(2,400)	4,802

Total non-utility	4,506	(1,162)	16,001	7,686

NET INCOME (LOSS)	$(11,392)	$(18,010)	$103,493	$96,637

WGL Holdings, Inc.
Consolidated Balance Sheets
September 30, 2005 and 2004
(Unaudited)

	September 30,
(In thousands)	2005	2004

ASSETS
Property, Plant and Equipment
At original cost	$2,783,976	$2,667,924
Accumulated depreciation and amortization	(814,293)	(752,373)

Net property, plant and equipment	1,969,683	1,915,551

Current Assets
Cash and cash equivalents	4,842	6,587
Accounts receivable, net	167,728	163,479
Storage gas—at cost (first-in, first-out)	252,925	217,630
Other	55,465	45,164

Total current assets	480,960	432,860

Deferred Charges and Other Assets	152,154	156,497

Total Assets	$2,602,797	$2,504,908

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$895,325	$853,424
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	584,150	590,164

Total capitalization	1,507,648	1,471,761

Current Liabilities
Notes payable and current maturities of long-term debt	90,998	156,273
Accounts payable and other accrued liabilities	204,916	178,970
Other	115,532	77,668

Total current liabilities	411,446	412,911

Deferred Credits	683,703	620,236

Total Capitalization and Liabilities	$2,602,797	$2,504,908

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended September 30, 2005 and 2004
(Unaudited)

COMMON STOCK DATA
September 30, 2005	52 Week
Closing Price	Price Range

$32.13	$34.79 – $27.71

	Earnings Per Share			Annualized
	Twelve Months Ended September 30,		P/E	Dividend	Yield
	2005	2004

Basic	$2.13	$1.99	15.1	$1.33	4.1%
Diluted	$2.11	$1.98

FINANCIAL STATISTICS
	Twelve Months Ended
	September 30,	September 30,
	2005	2004

Return on Average Common Equity	11.8%	11.6%
Total Interest Coverage (times)	4.8	4.5
Book Value Per Share (end of period)	$18.38	$17.54
Common Shares Outstanding—end of period (thousands)	48,704	48,653

UTILITY GAS STATISTICS
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands)	2005	2004	2005	2004

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$71,714	$64,325	$873,305	$792,999
Commercial and Industrial — Firm	29,122	24,149	281,080	245,242
Commercial and Industrial — Interruptible	1,765	1,295	8,824	7,578
Electric Generation	275	275	1,100	967

	102,876	90,044	1,164,309	1,046,786

Gas Delivered for Others
Firm	15,890	17,075	140,774	150,548
Interruptible	6,422	6,189	37,117	34,073
Electric Generation	292	63	528	278

	22,604	23,327	178,419	184,899

	125,480	113,371	1,342,728	1,231,685
Other	12,104	9,779	36,662	36,263

Total	$137,584	$123,150	$1,379,390	$1,267,948

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands of therms)	2005	2004	2005	2004

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	34,238	36,074	625,251	629,728
Commercial and Industrial — Firm	20,492	21,704	222,587	226,407
Commercial and Industrial — Interruptible	1,469	1,264	7,809	7,626

	56,199	59,042	855,647	863,761

Gas Delivered for Others
Firm	38,152	36,361	434,099	454,549
Interruptible	49,423	47,427	279,924	268,483
Electric Generation	38,995	9,512	73,874	41,052

	126,570	93,300	787,897	764,084

Total	182,769	152,342	1,643,544	1,627,845

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	90,112	85,860	713,676	716,577

Number of Customers (end of period)	144,800	150,800	144,800	150,800

Electricity Sales
Electricity Sales (thousands of kWhs)	719,129	1,462,110	2,680,469	6,658,926

Number of Accounts (end of period)	36,200	44,500	36,200	44,500

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	105.60¢	84.81¢	90.25¢	76.15¢

HEATING DEGREE DAYS

Actual	5	7	4,023	4,024
Normal	16	17	3,798	3,792
Percent Colder than Normal	(68.8)%	(58.8)%	5.9%	6.1%

Number of Active Customer Meters (end of period)	1,012,105	990,062	1,012,105	990,062

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
November 30, 2005
The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries (the Company), and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Years Ended September 30, 2005 and 2004

	Fiscal Year Ended
	September 30,
	2005	2004

GAAP diluted earnings per share	$2.11	$1.98
Adjustments for:
Colder-than-normal weather	(0.10)	(0.20)
Income tax adjustment	(0.05)	—
Impairment of commercial HVAC intangible asset	0.03	0.03
Retroactive depreciation related to Virgina rate order	—	0.04
Net gain on the sale of real estate	—	(0.12)

Adjusted earnings per share from normal operations	$1.99	$1.73

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.88	$1.63	$(0.17)	$(0.23)	$2.11
Adjustments for:
Colder-than-normal weather	—	(0.10)	—	—	(0.10)
Income tax adjustment	—	—	—	(0.05)	(0.05)
Impairment of commercial HVAC intangible asset	—	—	—	0.03	0.03

Adjusted diluted earnings (loss) per share from normal operations	$0.88	$1.53	$(0.17)	$(0.25)	$1.99

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2004 By Quarter (1)

	Fiscal Year 2004 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.81	$1.62	$(0.08)	$(0.37)	$1.98
Adjustments for:
Colder-than-normal weather	—	(0.20)	—	—	(0.20)
Retroactive depreciation related to Virgina rate order	0.04	—	—	—	0.04
Net gain on the sale of real estate	—	(0.12)	—	—	(0.12)
Impairment of commercial HVAC intangible asset	—	—	—	0.03	0.03

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.08)	$(0.34)	$1.73

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings (loss) per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
November 30, 2005
The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the Company’s regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Years Ended September 30, 2005 and 2004

	Fiscal Year Ended
	September 30,
	2005	2004

GAAP diluted earnings per share	$1.79	$1.82
Adjustments for:
Colder-than-normal weather	(0.10)	(0.20)
Income tax adjustment	(0.05)	—
Retroactive depreciation related to Virgina rate order	—	0.04

Adjusted earnings per share from normal operations	$1.64	$1.66

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.81	$1.52	$(0.23)	$(0.33)	$1.79
Adjustments for:
Colder-than-normal weather	—	(0.10)	—	—	(0.10)
Income tax adjustment	—	—	—	(0.05)	(0.05)

Adjusted diluted earnings (loss) per share from normal operations	$0.81	$1.42	$(0.23)	$(0.38)	$1.64

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2004 By Quarter (1)

	Fiscal Year 2004 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.71	$1.54	$(0.09)	$(0.35)	$1.82
Adjustments for:
Colder-than-normal weather	—	(0.20)	—	—	(0.20)
Retroactive depreciation related to Virgina rate order	0.04	—	—	—	0.04

Adjusted diluted earnings (loss) per share from normal operations	$0.75	$1.34	$(0.09)	$(0.35)	$1.66

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings (loss) per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

RECONCILIATION OF NET INCOME TO FREE CASH FLOW
(Unaudited)
November 30, 2005
The analysis below provides information used by management to evaluate free cash flow, a measure defined by the Company but that is not derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP). Management utilizes this data to determine the ability of the Company to generate sufficient cash from internal operations to finance long-term investments, most notably capital expenditures. The assumption for this analysis is that changes in working capital and changes in cash from other assets and other liabilities have no impact on free cash flow because they net to zero when combined over a period of several years. This liquidity measure, Free Cash Flow, is a non-GAAP measure that is reconciled below to Net income and Net Cash Flow Provided by Operating Activities, which are derived in accordance with GAAP.
This measure can be further used to evaluate trends of the Company’s future needs for external debt and equity financing. This data can also be utilized to compare the Company to its peers. Free cash flow, as defined and utilized by the Company, does not relate to cash available for discretionary expenditures. There are other uses for this data in addition to that described herein and the Company does not imply that this is the only use or the best use of this data and this analysis.
ANALYSIS OF TOTAL FREE CASH FLOW IN EXCESS OF CAPITAL EXPENDITURES

	Fiscal Year Ended
	September 30,
(Thousands )	2005	2004

GAAP net income (applicable to common stock)	$103,493	$96,637
Depreciation and amortization	94,627	96,245
Change in deferred income taxes — accelerated depreciation	5,373	28,291

Adjusted cash available before dividends	203,493	221,173
Dividends on common stock	(64,024)	(62,746)

Total free cash flow (Non-GAAP Measure)	139,469	158,427
Less: Capital expenditures (a)	(124,257)	(113,439)

Total Free Cash Flow in Excess of Capital Expenditures	$15,212	$44,988

(a)	Excludes Allowance for Funds Used During Construction. Includes capital expenditures accrued as of the end of the fiscal year.
RECONCILIATION OF ANALYSIS OF TOTAL FREE CASH FLOW IN EXCESS OF
CAPITAL EXPENDITURES TO GAAP-BASED NET CASH PROVIDED
BY OPERATING ACTIVITIES

	Fiscal Year Ended
	September 30,
(Thousands)	2005	2004

GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES	$232,498	$237,668

Adjustments for:
Deferred income taxes, except for accelerated depreciation	(2,275)	113
Other, principally changes in assets and liabilities	(26,730)	(16,608)

Adjusted cash available before dividends	203,493	221,173
Dividends on common stock	(64,024)	(62,746)

Total Free Cash Flow (Non-GAAP Measure)	$139,469	$158,427